
Email Update

MARKET VECTORS® ETFs

Dear [First Name],

We would like to take this opportunity to inform you of an important development relating to Market Vectors ETF Trust's exchange offers for six Merrill Lynch-sponsored HOLDRS.

The Bank of New York Mellon, Trustee of HOLDRS, announced that it has decided to extend the liquidation period for HOLDRS after the termination of the HOLDRS Trusts. As such, the period during which owners of HOLDRS may surrender their HOLDRS and request delivery of the underlying securities after termination of the HOLDRS Trusts has been extended from a period of four months to a period of 12 months. This decision by the Trustee does not affect the exchange offers outstanding for the six HOLDRS. The Trustee's announcement is outlined in its press release, issued today.

Thank you for your continued interest in the Van Eck/Merrill Lynch HOLDRS transaction.

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Van Eck Global
335 Madison Avenue
New York, NY 10017

For more information, please contact:

ETF Business Development
Sean Hopkins
212.293.2069
shopkins@vaneck.com

ETF National Accounts
Patrick Finn, CFA
212.293.2172
pfinn@vaneck.com

ETF Trading Community
Adam Phillips

212.293.2096
aphillips@vaneck.com

Or contact **D.F. King & Co., the Information Agent**:

- Toll-Free: 800.290.6424
- Banks and Brokers: 212.269.5550
- Email: marketvectorsetf@dfking.com

OIH SMH PPH BBH RTH RKH

Important Disclosure

This material is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offers are being made only pursuant to the exchange offer documents, which have been distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the "SEC") as part of the Registration Statements. **INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS.** SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.

All information in this material (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations, was provided by Merrill Lynch & Co., Inc. All information in this material concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a new ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to: Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017 or by calling: 800.826.2333 or visiting vaneck.com/holdrs.

Van Eck Securities Corporation
Distributor
335 Madison Avenue
New York, NY 10017